DENNY’S CORPORATION REPORTS RESULTS FOR FIRST QUARTER 2012
-   System-wide Same Store Sales Grows 2.4% and Adjusted Income Before Taxes* Increases 61%   -
-   Raises 2012 Guidance for Adjusted Income Before Taxes* and Free Cash Flow*   -

SPARTANBURG, S.C., April 30, 2012 – Denny’s Corporation (NASDAQ: DENN), one of America’s largest full-service family restaurant chains, today reported results for its first quarter ended March 28, 2012.

First Quarter Summary

•
System-wide same-store sales grew 2.4% with a 2.7% increase at franchised units and a 0.8% increase at company-owned units marking the fourth consecutive quarter both franchise and company same-store sales have been positive.

•	Opened six franchised units, including two international units in Puerto Rico and Canada.

•	Franchise operating margin, as a percentage of franchise and license revenue, increased 2.3 percentage points to 65.3% compared with the prior year.

•	Company restaurant operating margin increased 3.0 percentage points to 15.1% compared with the prior year.

•	Adjusted EBITDA* margin, as a percentage of total operating revenue, increased 1.8 percentage points to 15.4% compared with the prior year.

•	Net income of $5.9 million, or $0.06 per diluted share, increased 42.2% compared with the prior year quarter net income of $4.1 million, or $0.04 per diluted share.

•	Adjusted Income Before Taxes* grew 61.4% to $10.1 million compared with the prior year.

•	Free Cash Flow* increased 81.9% to $13.7 million compared with the prior year.

•	Reduced outstanding term loan debt by $8 million to $190 million bringing total term loan debt reduction since September 2010 refinancing to $60 million.

•
Subsequent to the first quarter, closed on a new credit facility with a $190 million term loan and a $60 million revolving line of credit that will reduce interest costs and increase balance sheet flexibility.

John Miller, President and Chief Executive Officer, stated, “We are encouraged about our start to the year. During the first quarter, we achieved the highest quarterly system-wide same-store sales increase in almost five years despite the persistently challenging economic environment. We remain committed to differentiating Denny’s in the market place and executing successfully on our strategies to further reinforce our position as America’s Favorite Diner. We will continue to work closely with our franchisees to maintain the growth in new units, sales and profitability, while generating additional free cash to further strengthen our balance sheet in our efforts to increase long-term shareholder value.”

First Quarter Results

For the first quarter of 2012, Denny’s total operating revenue, including company restaurant sales and franchise revenue, was $126.7 million compared with $135.8 million in the prior year quarter. Company restaurant sales decreased $10.4 million to $94.2 million due to 31 fewer equivalent company restaurants compared with the prior year quarter, partially offset by the increase in same-store sales for the quarter. Franchise and license revenue was $32.6 million compared with $31.3 million in the prior year quarter. The $1.3 million increase in franchise revenue was primarily driven by a $1.2 million increase in royalties due to 51 additional equivalent franchise restaurants and the effects of higher same-store sales.

Denny’s franchisees opened six new units in the first quarter of this year, including two international units in Puerto Rico and Canada. During the quarter, Denny’s franchisees closed eight restaurants and purchased six company restaurants.

Total operating margin increased $3.2 million, or 9.8%, to $35.5 million. Franchise operating margin increased $1.6 million to $21.3 million primarily due to the increases in franchise royalties and occupancy margin and decrease in direct franchise costs, which were partially offset by the decrease in initial and other fee revenue.

Total operating margin, as a percentage of total operating revenue, increased 4.2 percentage points to 28.0%. Franchise operating margin, as a percentage of franchise and license revenue, was 65.3%, an increase of 2.3 percentage points compared with the prior year quarter. Company restaurant operating margin (as a percentage of company restaurant sales) was 15.1%, an increase of 3.0 percentage points compared with the prior year quarter. The increase in company restaurant operating margin was primarily driven by lower payroll and benefit costs, which included $1.0 million in favorable workers’ compensation claims development compared to the prior year quarter, and lower other operating costs compared to the prior year quarter.

Total general and administrative expenses increased $1.5 million compared with the prior year quarter primarily due to an increase in payroll and benefit costs and higher performance-based compensation accruals relative to the prior year quarter.

Depreciation and amortization expense decreased by $1.1 million compared with the prior year quarter, primarily as a result of the sales of restaurants over the past two years. Net operating gains, losses and other charges, which reflect restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, decreased $0.4 million in the quarter. The decrease was primarily the result of higher restructuring and impairment charges, which was offset by higher gains on the sales of assets.

Interest expense decreased 22%, or $1.2 million, to $4.5 million as a result of a $41.0 million reduction in total gross debt over the last 12 months and lower interest rates.

In the first quarter, the provision for income taxes increased $3.7 million, primarily due to a higher effective tax rate of 39.9% compared to 4.6% effective tax rate in the prior year quarter. The change in the effective tax rate compared to the prior year resulted from the release of a substantial portion of the valuation allowance on certain deferred tax assets based on our improved historical and projected pre-tax income. Due to the use of net operating loss carryforwards, the Company only paid $0.2 million in cash taxes in the first quarter.

Denny’s net income was $5.9 million for the first quarter 2012, or $0.06 per diluted share, compared with prior year period net income of $4.1 million, or $0.04 per diluted share. Adjusted Income Before Taxes*, Denny’s metric for earnings guidance, increased 61.4% to $10.1 million compared with the prior year quarter adjusted income of $6.2 million.

Business Outlook

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, stated, “Our solid financial performance is demonstrated by our year-over-year increases in same-store sales, profitability, and cash flow. Our franchised-focused business model is enabling us to add value as demonstrated by our ability to refinance our credit facility in the second quarter. The new credit facility will lower our borrowing costs and give us more flexibility to support our franchise-focused growth while continuing to allow us to return value to shareholders.”

Based on year-to-date results, the new credit facility, and management’s expectations, Denny’s is updating its financial guidance for full year 2012.

Component	Full Year 2012 Guidance
	Previous**	Current
Company Same-Store Sales	0.0% to 2.0%	No Change

Franchise Same-Store Sales	0.0% to 2.0%	1.0% to 3.0%

New System Units	45 – 50 (includes 1 company-owned unit)	No Change

Adjusted EBITDA* ($M)	$80 to $84	No Change

Adjusted Income Before Taxes* ($M)	$41 to $45	$45 to $49

Interest Expense, net ($M)	$16 to $17 (includes $13 to $14 of net cash interest expense)	$12.5 to $13.5 (includes $10.5 to $11.5 of net cash interest expense)

Cash Capital Expenditure ($M)	$15 to $16	No Change

Cash Taxes ($M)	$2 to $4	$3 to $4

Free Cash Flow* ($M)	$48 to $52	$51 to $55

*	Please refer to the historical reconciliation of net income to Adjusted Income Before Taxes, Adjusted EBITDA, and Free Cash Flow included in the tables below.
**	As announced in Fourth Quarter and Full Year 2011 Earnings Release on February 15, 2012.

Further Information

Denny’s will provide further commentary on the results for the first quarter of 2012 on its quarterly investor conference call today, Monday, April 30, 2012 at 5:00 p.m. ET.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at ir.dennys.com.  A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny's is one of America's largest full-service family restaurant chains, currently operating 1,680 franchised, licensed, and company-owned restaurants across the United States, Canada, Costa Rica, Mexico, Honduras, Guam, Puerto Rico and New Zealand. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect our best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 28, 2011 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:	Whit Kincaid
877-784-7167

Media Contact:	Liz Brady, ICR
646-277-1226

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	3/28/12	3/30/11

Revenue:
Company restaurant sales	$94,163	$104,555
Franchise and license revenue	32,575	31,250
Total operating revenue	126,738	135,805
Costs of company restaurant sales	79,955	91,948
Costs of franchise and license revenue	11,312	11,565
General and administrative expenses	15,663	14,139
Depreciation and amortization	6,060	7,188
Operating (gains), losses and other charges, net	(165)	(529)
Total operating costs and expenses	112,825	124,311
Operating income	13,913	11,494
Other expenses:
Interest expense, net	4,456	5,693
Other nonoperating (income) expense, net	(295)	1,478
Total other expenses, net	4,161	7,171
Net income before income taxes	9,752	4,323
Provision for income taxes	3,887	199
Net income	$5,865	$4,124

Net income per share:
Basic	$0.06	$0.04
Diluted	$0.06	$0.04

Weighted average shares outstanding:
Basic	96,075	98,980
Diluted	97,878	101,362

Comprehensive income	$6,133	$4,124

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	3/28/12	12/28/11

ASSETS
Current Assets
Cash and cash equivalents	$13,540	$13,740
Receivables, net	12,377	14,971
Assets held for sale	3,782	2,351
Current deferred tax asset	17,557	15,519
Other	11,576	14,712
	58,832	61,293

Property, net	106,833	112,772
Goodwill	30,573	30,764
Intangible assets, net	50,364	50,921
Noncurrent deferred tax asset	55,370	60,636
Other assets	34,270	34,115
Total Assets	$336,242	$350,501

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of long-term debt	$2,577	$2,591
Current maturities of capital lease obligations	4,444	4,380
Accounts payable	17,903	25,935
Other current liabilities	50,177	54,289
	75,101	87,195
Long-Term Liabilities
Long-term debt, less current maturities	185,450	193,257
Capital lease obligations, less current maturities	17,908	18,077
Other	60,428	61,648
	263,786	272,982
Total Liabilities	338,887	360,177

Shareholders' Deficit
Common stock	1,028	1,027
Paid-in capital	558,293	557,396
Deficit	(511,962)	(517,827)
Accumulated other comprehensive loss, net of tax	(24,545)	(24,813)
Treasury stock	(25,459)	(25,459)
Total Shareholders' Deficit	(2,645)	(9,676)
Total Liabilities and Shareholders' Deficit	$336,242	$350,501

Debt Balances

(In thousands)	3/28/12	12/28/11

Credit facility term loan due 2016, net of discount of $2,050 and $2,251, respectively	$187,950	$195,749
Capital leases and other debt	22,429	22,556
Total Debt	$210,379	$218,305

DENNY’S CORPORATION
Income, EBITDA, Free Cash Flow and G&A Reconciliations
(Unaudited)

	Quarter	Quarter
Income and EBITDA Reconciliation	Ended	Ended
(In thousands)	3/28/12	3/30/11

Net income	$5,865	$4,124

Provision for (benefit from) income taxes	3,887	199
Operating (gains), losses and other charges, net	(165)	(529)
Other nonoperating (income) expense, net	(295)	1,478
Share-based compensation	790	973

Adjusted Income Before Taxes (1)	$10,082	$6,245

Interest expense, net	4,456	5,693
Depreciation and amortization	6,060	7,188
Cash payments for restructuring charges and exit costs	(781)	(706)
Cash payments for share-based compensation	(355)	-

Adjusted EBITDA (1)	$19,462	$18,420

Cash interest expense, net	(3,750)	(4,974)
Cash paid for income taxes, net	(213)	(163)
Cash paid for capital expenditures	(1,836)	(5,770)

Free Cash Flow (1)	$13,663	$7,513

	Quarter	Quarter
General and Administrative Expenses Reconciliation	Ended	Ended
(In thousands)	3/28/12	3/30/11

Share-based compensation	$790	$973
Other general and administrative expenses	14,873	13,166
Total general and administrative expenses	$15,663	$14,139

(1)	We believe that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA and Free Cash Flow are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis. We also use Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources. However, Adjusted Income, Adjusted EBITDA and Free Cash Flow should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter		Quarter
	Ended		Ended
(In thousands)	3/28/12		3/30/11

Company restaurant operations: (2)
Company restaurant sales	$94,163	100.0%	$104,555	100.0%
Costs of company restaurant sales:
Product costs	23,533	25.0%	25,635	24.5%
Payroll and benefits	37,753	40.1%	44,196	42.3%
Occupancy	5,774	6.1%	6,860	6.6%
Other operating costs:
Utilities	3,714	3.9%	4,389	4.2%
Repairs and maintenance	1,688	1.8%	1,842	1.8%
Marketing	3,535	3.8%	3,841	3.7%
Legal settlements	98	0.1%	77	0.1%
Other	3,860	4.1%	5,108	4.9%
Total costs of company restaurant sales	$79,955	84.9%	$91,948	87.9%
Company restaurant operating margin (3)	$14,208	15.1%	$12,607	12.1%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$20,527	63.0%	$19,294	61.7%
Initial and other fee revenue	436	1.3%	905	2.9%
Occupancy revenue	11,612	35.7%	11,051	35.4%
Total franchise and license revenue	$32,575	100.0%	$31,250	100.0%

Costs of franchise and license revenue
Direct franchise costs	$2,589	7.9%	$3,005	9.6%
Occupancy costs	8,723	26.8%	8,560	27.4%
Total costs of franchise and license revenue	$11,312	34.7%	$11,565	37.0%
Franchise operating margin (3)	$21,263	65.3%	$19,685	63.0%

Total operating revenue (1)	$126,738	100.0%	$135,805	100.0%
Total costs of operating revenue (1)	91,267	72.0%	103,513	76.2%
Total operating margin (1)(3)	$35,471	28.0%	$32,292	23.8%

Other operating expenses: (1)(3)
General and administrative expenses	$15,663	12.4%	$14,139	10.4%
Depreciation and amortization	6,060	4.8%	7,188	5.3%
Operating gains, losses and other charges, net	(165)	(0.1%)	(529)	(0.4%)
Total other operating expenses	$21,558	17.0%	$20,798	15.3%

Operating income (1)	$13,913	11.0%	$11,494	8.5%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)	Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.
(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Quarter	Quarter
Same-Store Sales	Ended	Ended
(increase/(decrease) vs. prior year)	3/28/12	3/30/11

Same-Store Sales
Company Restaurants	0.8%	(1.3%)
Franchised Restaurants	2.7%	(1.7%)
System-wide Restaurants	2.4%	(1.7%)

Company Restaurant Sales Detail
Guest Check Average	2.4%	(0.1%)
Guest Counts	(1.5%)	(1.1%)

	Quarter	Quarter
Average Unit Sales	Ended	Ended
(In thousands)	3/28/12	3/30/11

Company Restaurants	$470	$452

Franchised Restaurants	$349	$339

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 12/28/11	206	1,479	1,685

Units Opened	0	6	6
Units Refranchised	(6)	6	0
Units Closed	(3)	(8)	(11)
Net Change	(9)	4	(5)

Ending Units 3/28/12	197	1,483	1,680

Equivalent Units
First Quarter 2012	200	1,481	1,681
First Quarter 2011	231	1,430	1,661
	(31)	51	20